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                                                                    EXHIBIT 99.1

                                 (LUMINEX LOGO)

     LUMINEX CORPORATION EXPANDS BOARD, ANNOUNCES TWO NEW BOARD APPOINTMENTS

                           TWO BOARD MEMBERS TO RETIRE


Austin, TX - February 11, 2005 / PRNewswire-FirstCall / -- Luminex Corporation (Nasdaq: LMNX) today announced that the Board of Directors has appointed Jay B. Johnston and Gerard Vaillant to the Board of Directors to serve as Class II and I directors, respectively. Additionally, two members of the company's Board of Directors, Laurence E. Hirsch and Dr. C. Thomas Caskey have expressed their desire to retire from the Board. Laurence Hirsch will retire effective March 17, 2005 and Dr. Caskey will retire as of the annual meeting, currently anticipated to be in May 2005. At this time, no committee appointments have been determined.

"Today, we have enhanced our Board of Directors with the addition of executives with significant industry, financial and general management expertise," said G. Walter Loewenbaum, chairman of Luminex Corporation. "I am extremely pleased to welcome both Jay and Gerard to the Board of Directors," added Loewenbaum. "In addition, we would like to express our sincere gratitude to both Larry and Tom for their dedicated service and substantial contribution to Luminex. Their guidance has helped position us for substantial growth. Larry has been with us for eight years and Tom has been with us for four and we will miss them," concluded Loewenbaum.

Mr. Johnston currently serves as Chairman of QuesTek Innovations, LLC, a privately-held company that designs and markets high tech materials. From 1975-1999, he held numerous positions at Abbott Laboratories, most recently Corporate Vice President for Diagnostic Assays and Systems. He held numerous other positions with Abbott Laboratories, including President of Dainabot Co. Ltd. and Vice President Asia Pacific. Mr. Johnston has experience in general management, product development, technology management, strategic marketing and business development. He holds an MBA in General Management from Amos Tuck School of Business Administration and an AB degree in Public Administration from Dartmouth College.

Mr. Vaillant held a number of positions within Johnson & Johnson from 1981 through 2004. Most recently, Mr. Vaillant served as Company Group Chairman until he retired. He also served as Chairman for Ortho-Clinical Diagnostics, Inc., Veridex LLC, and Therakos, Inc., and as a member of several other operating committees within Johnson & Johnson during that period. In addition, from 1992-1995, he was the Worldwide President of LifeScan, a company dedicated to improving the quality of life for people with diabetes by developing, manufacturing and marketing a wide range of blood glucose monitoring systems and software. He currently serves on the Board of Directors for Sensors for Medicine and Science, Inc. and Tecan AG. He holds a Masters Degree & Superior Certificate in Biochemistry & Industrial Chemistry from Paris University of Sciences and a Degree in Marketing from Ecole Superieure de Commerce de Paris.


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"We are very pleased that two executives with the experience and expertise of
Jay and Gerard have joined our board," said Patrick Balthrop, Luminex's President and Chief Executive Officer. "These two highly successful executives will provide Luminex with over 60 years of combined industry experience. As Luminex continues to expand our technology and grow our partnerships, the track records of Jay and Gerard will prove to be extremely valuable to the company. Their outstanding reputations and long-standing relationships throughout the industry will be a strength for Luminex for years to come."

Luminex Corporation develops, manufactures and markets proprietary biological testing technologies with applications throughout the life sciences industry. The Company's xMAP(R) system is an open-architecture, multi-analyte technology platform that delivers fast, accurate and cost-effective bioassay results to markets as diverse as pharmaceutical drug discovery, clinical diagnostics and biomedical research, including the genomics and proteomics research markets. The Company's xMAP technology is sold worldwide and is in use in leading research laboratories as well as major pharmaceutical, diagnostic and biotechnology companies. Further information on Luminex Corporation or xMAP can be obtained on the Internet at http://www.luminexcorp.com.

Statements made in this earnings release that express Luminex's or management's intentions, plans, beliefs, expectations or predictions of future events are forward-looking statements. The words "believe," "expect," "intend," "estimate," "anticipate," "will", "could", "should" and similar expressions are intended to further identify such forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. It is important to note that the Company's actual results or performance could differ materially from those anticipated or projected in such forward-looking statements. Factors that could cause Luminex's actual results or performance to differ materially include risks and uncertainties relating to, among others, market demand and acceptance of Luminex's products, the Company's dependence on strategic partners for development, commercialization and distribution of products, fluctuations in quarterly results due to a lengthy and unpredictable sales cycle, Luminex's ability to scale manufacturing operations, potential shortages of components, competition, the timing of regulatory approvals and any modification of the Company's operating plan in response to its ongoing evaluation of its business, as well as the risks discussed under the heading "Risk Factors" in Luminex's Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the Securities and Exchange Commission. The forward-looking statements contained herein represent the judgment of Luminex as of the date of this press release, and Luminex expressly disclaims any intent, obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in Luminex's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Contact:    Harriss T. Currie
            Vice President, Finance and CFO
            512.219.8020
            hcurrie@luminexcorp.com